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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                               NOVEMBER 13, 1997
                                 Date of Report
                       (Date of Earliest Event Reported)

                                WESTERN BANCORP

             (Exact Name of Registrant as Specified in its Charter)

          CALIFORNIA                       0-13551                 95-3863296
 (State or Other Jurisdiction      (Commission File Number)     I.R.S. Employer
      of Incorporation)                                          Identification
                                                                      No.)

4100 NEWPORT PLACE, SUITE 900, NEWPORT BEACH,                  92660
                      CA
   (Address of Principal Executive Offices)                  (Zip Code)

                  Registrant's telephone number (714) 863-2300

                                 NOT APPLICABLE

         (Former Name or Former Address, if Changed since Last Report)

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--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS.

    Item 5 includes the following:

                                                                                                                      PAGE
                                                                                                                      -----

A.         SC Bancorp Merger.....................................................................................           2
B.         Santa Monica Bank Merger..............................................................................           2

C.         Supplemental Consolidated Financial Statements and Management's Discussion and Analysis of Financial
             Condition and Results of Operations as of September 30, 1997 and for the three and nine months
             periods ended September 30, 1997 and 1996...........................................................           4

                             A.  SC BANCORP MERGER

    Western Bancorp (the "Company") serves as the holding company for National Bank of Southern California ("NBSC"), Southern California Bank ("SC Bank"), Western Bank ("Western" and together with NBSC and SC Bank, the "Banks") and Venture Partners. On October 10, 1997 the shareholders of the Company and the shareholders of SC Bancorp ("SCB") each approved the principal terms of an Agreement and Plan of Reorganization, dated as of April 29, 1997 (the "Merger Agreement"), by and between the Company (formerly Monarch Bancorp) and SCB providing for the merger of SCB with and into the Company (the "SCB Merger"). The SCB Merger was consummated on October 10, 1997.

    Pursuant to the Merger Agreement, each outstanding share of common stock of SCB ("SCB Common Stock") prior to the SCB Merger (other than shares held in a fiduciary capacity or as a result of a debt previously contracted) was converted into the right to receive 0.4556 shares (the "Conversion Number") of common stock of the Company ("Company Common Stock"). In addition, each option or right to purchase shares of SCB Common Stock (an "SCB Option") outstanding immediately prior to the effective time of the SCB Merger was converted into the right to receive, for each share otherwise issuable upon exercise thereof, a number of shares of Company Common Stock equal to the quotient obtained by dividing the Spread (as defined in the Merger Agreement) by $31.28. Pursuant to the Merger Agreement, the Conversion Number was determined by dividing (i) $14.25 by (ii) $31.28.

    Upon consummation of the SCB Merger, the Company issued approximately 3,555,500 shares of Company Common Stock (prior to adjustment for fractional shares) to former shareholders of SCB, and as a result, the former shareholders of SCB own shares of Company Common Stock representing approximately 33.5 percent of the outstanding Company Common Stock.

    The description of the Merger Agreement contained herein is qualified in its entirety by reference to the Merger Agreement. After giving effect to the SCB Merger, the total assets of the Company and its subsidiaries increased to approximately $1.4 billion, total deposits increased to approximately $1.2 billion and total shareholders equity increased to approximately $134.5 million as of September 30, 1997, on a restated basis, before merger and restructuring costs.

    As a part of the SCB Merger, Harold A. Beisswenger, Larry D. Hartwig, William C. Greenbeck and Donald E. Wood, former directors of SCB, were appointed to the Board of Directors of the Company.

                          B.  SANTA MONICA BANK MERGER

    The following tables show unaudited summary pro forma balance sheet and income statement information for the SCB Merger and for the pending merger of Santa Monica Bank ("SMB") with and into the Company (the "SMB Merger"). Pooling-of-interests accounting is used for the pro forma information for the SCB Merger, and purchase accounting is used for the pro forma information for the SMB Merger. Information for SMB is included only in the balance sheet as of September 30, 1997, and the income statement information for the nine month periods ended September 30, 1997 and September 30, 1996. The balance sheet and income statement adjustments shown below are based on management's estimates for costs and, in the case of the SMB Merger, the fair value adjustments associated with these transactions.

    The unaudited summary pro forma balance sheet information is not necessarily indicative of the actual financial position that would have existed had the SMB Merger and the SCB Merger been consummated at the beginning of the periods presented or that may exist in the future. The unaudited summary pro forma income statement information is not necessarily indicative of the results that would have occurred had either the SMB Merger or the SCB Merger been consummated on the dates indicated or that may be achieved in the future. Assuming the consummation of the SMB Merger, the actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including changes in value of assets and liabilities and changes in operating results between the dates of the pro forma financial data and the date on which the SMB Merger takes place.

SUMMARY PRO FORMA BALANCE SHEET INFORMATION

                                                                     AS OF SEPTEMBER 30, 1997
                                                   -------------------------------------------------------------
                                                                             SANTA                   PRO FORMA
                                                    WESTERN       SCB        MONICA    ADJUSTMENTS    COMBINED
                                                   ----------  ----------  ----------  -----------  ------------
                                                                          (IN THOUSANDS)
Total assets.....................................  $  867,123  $  502,692  $  663,522   $  81,722   $  2,115,059
Securities.......................................     180,812      63,451     150,282      --            394,545
Loans and leases, net............................     512,532     346,591     375,866       2,390      1,237,379
Goodwill.........................................      27,845       3,220      --         119,108        150,173
Deposits.........................................     762,064     437,344     579,633        (154)     1,778,887
Shareholders' equity.............................      81,209      53,318      78,877      49,024        262,428

                                                                             AS OF DECEMBER 31, 1996
                                                                -------------------------------------------------
                                                                                                      PRO FORMA
                                                                 WESTERN       SCB      ADJUSTMENTS    COMBINED
                                                                ----------  ----------  -----------  ------------
                                                                                 (IN THOUSANDS)
Total assets..................................................  $  862,900  $  476,013   $   1,088   $  1,340,001
Securities....................................................     256,228      76,590      --            332,818
Loans and leases, net.........................................     459,373     342,228      --            801,601
Goodwill......................................................      29,342       3,626      --             32,968
Deposits......................................................     761,688     415,326      --          1,177,014
Shareholders' equity..........................................      79,128      49,919      (6,861)       122,186

SUMMARY PRO FORMA INCOME STATEMENT INFORMATION

                                                               FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                         ---------------------------------------------------------
                                                                                 SANTA                  PRO FORMA
                                                          WESTERN      SCB      MONICA    ADJUSTMENTS   COMBINED
                                                         ---------  ---------  ---------  -----------  -----------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net interest income and non-interest income............  $  38,076  $  22,203  $  30,891   $  (3,440)   $  87,730
Provision for possible loan and lease losses...........      1,125      1,000     --          --            2,125
Non interest expense...................................     28,266     14,338     18,531       6,423       67,558
Net income.............................................      3,514      4,014      8,022      (8,242)       7,308
Net income per share...................................  $    0.48  $    0.54  $    1.13                $    0.48
Weighted average shares................................      7,291      7,494      7,077                   15,302

                                                               FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                                         ---------------------------------------------------------
                                                                                 SANTA                  PRO FORMA
                                                          WESTERN      SCB      MONICA    ADJUSTMENTS   COMBINED
                                                         ---------  ---------  ---------  -----------  -----------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net interest income and non-interest income............  $  21,350  $  20,704  $  28,534   $  (3,440)   $  67,148
Provision for possible loan and lease losses...........        865       (470)    --          --              395
Non interest expense...................................     16,046     16,131     19,536       6,423       58,136
Net income.............................................      2,665      2,933      6,751      (8,242)       4,107
Net income per share...................................  $    0.67  $    0.39  $    0.95                $    0.34
Weighted average shares................................      3,984      7,474      7,077                   11,996

     C.  UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS AS OF SEPTEMBER 30, 1997 AND FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1996.

    On October 10, 1997, the Company consummated the SCB Merger. On June 4, 1997, the Company consummated the merger of California Commercial Bankshares ("CCB") with and into the Company (the "CCB Merger"). On July 15, 1997 the Company filed, on a Form 8-K, restated audited financial statements for the years ended December 31, 1996, 1995 and 1994, reflecting the effect of the CCB Merger, which was accounted for by the pooling-of-interests method of accounting. On October 24, 1997 the Company filed, on a Form 8-K, audited supplemental consolidated financial statements for the years ended December 31, 1996, 1995 and 1994, reflecting the effect of the SCB Merger, which was accounted for by the pooling-of-interests method of accounting.

    The Company hereby files Unaudited Supplemental Condensed Consolidated Financial Statements as of September 30, 1997 and for the three and nine month periods ended September 30, 1997 and 1996, reflecting the effect of the SCB Merger. A restatement of Management's Discussion and Analysis of Financial Condition and Results of Operation after giving effect to the SCB Merger and the Unaudited Supplemental Condensed Consolidated Financial Statements as of September 30, 1997 and for the three and nine month periods ended September 30, 1997 and September 30, 1996 are set forth below.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    The following tables and data set forth statistical information relating to the Company and its subsidiaries as of September 30, 1997 and for the three months and nine months ended September 30, 1997 and September 30, 1996. Such tables and data reflect the combination of the Company and both CCB and SCB which were acquired by the Company on June 4, 1997 and October 10, 1997, respectively, each in a merger accounted for as a pooling-of-interests. This discussion should be read in conjunction with the Unaudited Supplemental Condensed Consolidated Financial Statements as of September 30, 1997 and for the three and nine month periods ended September 30, 1997 and September 30, 1996 and related notes included elsewhere herein.

FINANCIAL CONDITION

    Since December 31, 1996, the Company's total assets have grown by approximately $31 million, or 2.3%. From December 31, 1996 to September 30, 1997, due mostly to maturities, securities decreased by approximately $88.6 million. Due to improvements in the local economy and a recent deposit promotion, deposits grew by approximately $22.4 million, or 1.9%. The cash resulting from this decrease in securities and increase in deposits was invested in federal funds sold, which increased by $61.5 million, and net loans, which have grown by approximately $57.5 million, or 7.2%, from December 31, 1996 to September 30, 1997.

RESULTS OF OPERATIONS

    The acquisition of Western on September 30, 1996 was accounted for under the purchase method of accounting and, as a result, Western's operations are included in the results of 1997, but are not part of the results in 1996.

    The Company has experienced significant improvement in normalized earnings (earnings before goodwill amortization, merger costs (after tax) and gains on sales of loans and other assets (after tax) ("Normalized" earnings)) for the three months and nine months ended September 30, 1997, as compared to the same periods in 1996, which was attributable primarily to the Western acquisition in September 1996, the CCB acquisition in June 1997 and the SCB acquisition in October 1997, as well as a focus on controlling costs and centralizing operations.

                                                                       NINE MONTHS ENDED     THREE MONTHS ENDED
                                                                         SEPTEMBER 30,         SEPTEMBER 30,
                                                                      --------------------  --------------------
                                                                        1997       1996       1997       1996
                                                                      ---------  ---------  ---------  ---------
PER SHARE INFORMATION
  Number of shares (weighted average)...............................   10,843.2    7,536.7   10,840.8    7,538.0
  Income per share (dollars)........................................      $0.69      $0.74      $0.38      $0.25
  Normalized income per share.......................................      $1.14      $0.70      $0.44      $0.29

PROFITABLILITY MEASURES:
  Return on average assets..........................................       0.75%      0.93%      1.19%      0.88%
  Normalized return on average assets...............................       1.23%      0.88%      1.38%      1.10%
  Return on average equity..........................................        7.6%      11.0%      12.1%      10.5%
  Normalized return on average equity...............................       12.5%      10.4%      13.9%      13.1%

    For the three months and nine months ended September 30, 1997, the Company, on a consolidated basis, recorded net income of $4.1 million and $7.5 million, respectively, versus net income of $1.9 million and $5.6 million, respectively, for the same periods of 1996. While net income increased for the three and nine months ended September 30, 1997, compared to fiscal 1996, net income before goodwill amortization, after-tax merger costs and after-tax gains on sale of loans and other assets increased significantly. Before (i) the amortization of goodwill of $1.9 million in 1997 and $370 thousand in 1996, respectively, (ii) after-tax merger costs of $3.0 million in 1997, and (iii) an after-tax gain on sale of loans and other assets of $665 thousand in 1996 and $78 thousand in 1997, net income for the nine month periods ended September 30, 1997 and 1996 would have been $12.36 million and $5.30 million, respectively, or $1.14 and $0.70 per share, respectively, a growth of approximately 42%.

    Without the amortization of goodwill of $635 thousand and $135 thousand in the third quarter of 1997 and 1996, respectively, and before an after-tax loss on sale of loans and other assets of $2 thousand and $184 thousand, net income for the three month periods ended September 30, 1997 and 1996 would have been $4.72 million and $2.18 million in 1997 and 1996, respectively, or $0.44 and $0.29 per share, respectively, a growth of approximately 51%.

    Operating profits for the Company and the Banks are dependent on loan and lease growth, controlling costs and continual efforts to prevent any unexpected loan and lease losses which would require additions to the Allowance for Loan and Lease Losses ("ALLL"). Demand for quality loans has increased in the Company's primary market areas, and the Company expects to take advantage of this increased demand, while maintaining its credit quality standards. While deposits have grown by approximately $22.4 million since December 31, 1996, as a result of a $55.2 million increase in gross loans, the Company's loan-to-deposit ratio has also increased from 69.7%, as of December 31, 1996, to 73.0%, as of September 30, 1997.

  NET INTEREST INCOME

    Net interest income is the difference between interest earned on assets and interest paid on liabilities. Net interest margin is net interest income expressed as a percentage of average interest-earning assets. The following table provides information concerning average interest-earning assets and interest-bearing liabilities and yields and rates thereon for the nine months and three months ended September 30, 1997 and September 30, 1996, respectively. Nonaccrual loans are included in the average earning assets amounts.

                                                      NINE MONTHS ENDED     THREE MONTHS ENDED
                                                        SEPTEMBER 30,         SEPTEMBER 30,
                                                     --------------------  --------------------
                                                       1997       1996       1997       1996
                                                     ---------  ---------  ---------  ---------
Average earning assets.............................  $ 1,185.3  $   723.9  $ 1,200.9  $   753.6
  Yield............................................       8.42%      9.24%      8.69%      9.07%
Average interest-bearing liabilities...............      796.6      521.3      807.2       30.6
  Cost.............................................       3.67%      3.87%      3.72%      3.92%
  Interest spread..................................       4.75%      5.37%      7.45%      7.77%
  Net interest margin..............................       5.95%      6.45%      6.19%      6.31%

    The $6.7 million and $17.9 million increase in net interest income for the comparative three months and nine months ended September 30, 1997 and 1996, respectively, is due primarily to increases in the volume of interest-earning assets mostly due to the acquisition of Western. For the nine month periods, net interest margin decreased from 6.45% to 5.95%, and the interest spread also decreased from 5.37% to 4.75%. The decline in net interest margin is a result of the decrease in spread as the yield on interest-earning assets declined more than the cost on interest-bearing liabilities. Also, interest income for the first nine months of 1996 included $544 of income for interest on loans returned to accrual status, and interest collected on the sale of loans.

    The increase in interest income for the three and nine months ended September 30, 1996, to the same periods of 1997 from approximately $17.1 million to $26.1 million and from $50.2 million to $74.8 million, respectively, was due almost entirely to the increase in average earning assets. Average interest-earning assets, for the three month periods ended September 30, 1996 and September 30, 1997, increased from approximately $753.6 million to $1,200.9 million, respectively, resulting mostly from the acquisition of Western. Average interest-earning assets, for the nine months ended September 30, 1996 and September 30, 1997, increased from approximately $723.9 million to $1,185.3 million, respectively, resulting mostly from the acquisition of Western. For the same three and nine month periods, the average yield on interest-earning assets decreased from 9.07% in 1996 to 8.69% in 1997, and from 9.24% in 1996 to 8.42%
in 1997, respectively. The overall decrease in yield can be partially attributed to the decrease in the average yield on loans, including the effect of the interest rate swaps and the competitive pricing pressures experienced in the Company's market area for commercial and real estate loans.

    Interest expense increased from approximately $5.2 million to $7.5 million and from $15.1 million to $21.9 million for the three months and nine months ended September 30, 1996 and September 30, 1997, respectively. This increase is mostly due to the volume increase in average interest-bearing liabilities as a result of the acquisition of Western. The average cost of funds declined from 3.87% to 3.67% for the nine months ended September 30, 1997, compared to the same period in 1996. The average cost of funds declined from 3.92% to 3.72% for the three month period ended September 30, 1997, compared to the same period in 1996. As of September 30, 1997, 35.9% of the Company's deposits are in non-interest bearing accounts which is unchanged from December 31, 1996.

  PROVISION FOR LOAN AND LEASE LOSSES

    During the nine months ended September 30, 1997, approximately $2,866,000 in loans were charged to the Company's allowance for loan and lease losses ("ALLL"), and approximately $1,022,000 of loans were recovered. The ratio of the ALLL to total loans and leases was 1.73% as of September 30, 1997, compared to 1.92% as of December 31, 1996. The decline in ratio was largely due to an increase in loans as the ALLL declined moderately. During the same period, credit quality measures improved. Due to continued decline in non-performing assets and improved credit quality and overall loan portfolio, management believes that ALLL is adequate based on all currently available information.

  NON-INTEREST INCOME

    The following table shows the details of non-interest income (in thousands) for the three and nine months ended September 30, 1997 and September 30, 1996. Due to purchase accounting treatment of the acquisition of Western, Western is not included in the 1996 numbers:

                                                                             THREE MONTHS ENDED SEPTEMBER 30,
                                                                  ------------------------------------------------------
                                                                                   1997
                                                                  ---------------------------------------
                                                                                   THE                         1996
                                                                                COMPANY,                   -------------
                                                                    WESTERN    SCB & NBSC   CONSOLIDATED   CONSOLIDATED
                                                                  -----------  -----------  -------------  -------------
Service charges and fees........................................   $     224    $     937     $   1,161      $   1,001
(Loss) on sale of loans and other assets........................      --               (4)           (4)          (314)
Securities gains................................................      --                5             5         --
Other income....................................................          74          921           995            961
                                                                       -----   -----------       ------         ------
  TOTAL NON-INTEREST INCOME.....................................   $     298    $   1,859     $   2,157      $   1,648
                                                                       -----   -----------       ------         ------
                                                                       -----   -----------       ------         ------

                                                                             NINE MONTHS ENDED SEPTEMBER 30,
                                                                  ------------------------------------------------------
                                                                                   1997
                                                                  ---------------------------------------
                                                                                   THE                         1996
                                                                                COMPANY,                   -------------
                                                                    WESTERN    SCB & NBSC   CONSOLIDATED   CONSOLIDATED
                                                                  -----------  -----------  -------------  -------------
Service charges and fees........................................   $     771    $   4,243     $   5,014      $   4,421
Gain on sale of loans and other assets..........................      --               78            78            665
Securities gains................................................         107          235           342             14
Other income....................................................         184        1,753         1,937          1,908
                                                                  -----------  -----------       ------         ------
  TOTAL NON-INTEREST INCOME.....................................   $   1,062    $   6,309     $   7,371      $   7,008
                                                                  -----------  -----------       ------         ------
                                                                  -----------  -----------       ------         ------

    Non-interest income, for the three months ended September 30, 1996, includes a loss on sale of loans and other assets in the amount of $314 thousand. Non-interest income for the three months ended September 30, 1997, includes a loss on sale of loans and other assets of $4 thousand and a gain on sale of securities in the amount of $5 thousand. If adjusted for these non-recurring items, and without the non-interest income contributed by Western, total non-interest income decreased by $104 thousand from $1.96 million in 1996 to $1.86 million in 1997. Most of this decrease was in service charges and fees.

    Non-interest income, for the nine months ended September 30, 1996, includes a gain on sale of loans and other assets in the amount of $665 thousand and securities gains of $14 thousand. Non-interest income for the nine months ended September 30, 1997, includes a gain on sale of securities in the amount of $342 thousand and a gain on sale of loans and other assets of $78 thousand. If adjusted for these non-recurring items, and without the non-interest income contributed by Western, total non-interest income decreased by $333 thousand from $6.3 million in 1996 to $6.0 million in 1997. Service charge income on deposit accounts decreased for the nine months ended September 30, 1997 over the comparable period in 1996 due to competitive pricing on certain commercial accounts. In addition, a recent deposit promotion featured a no service charge account for depositors using direct deposit.

  NON-INTEREST EXPENSE

    The following table shows the details of non-interest expense for the three and nine months ended September 30, 1997 (in thousands). Due to purchase accounting treatment of the acquisition of Western, Western results are not included in the 1996 numbers:

                                                                            THREE MONTHS ENDED SEPTEMBER 30,
                                                                  ----------------------------------------------------
                                                                                   1997
                                                                  --------------------------------------
                                                                                   THE                        1996
                                                                                COMPANY,                  ------------
                                                                    WESTERN    SCB & NBSC   CONSOLIDATED  CONSOLIDATED
                                                                  -----------  -----------  ------------  ------------
Salaries and benefits...........................................   $   1,405    $   5,052    $    6,457    $    4,744
Occupancy, furniture and equipment..............................         247        1,663         1,910         1,604
Advertising and business development............................          65          295           360           192
Other real estate owned.........................................         105          140           245           101
Professional services...........................................         313          751         1,064         1,054
Telephone, stationery and supplies..............................          90           90           180           104
Goodwill amortization...........................................         499          136           635           135
Data processing.................................................         154          258           412           276
Customer services cost..........................................         168          137           305           166
Merger costs....................................................      --           --            --            --
Other...........................................................         101        1,053         1,154         1,933
                                                                  -----------  -----------  ------------  ------------
    TOTAL NON-INTEREST EXPENSE..................................   $   3,147    $   9,575    $   12,722    $   10,309
                                                                  -----------  -----------  ------------  ------------
                                                                  -----------  -----------  ------------  ------------
Non-interest expense before goodwill amortization and merger
  costs.........................................................   $   2,648    $   9,439    $   12,087    $   10,174
                                                                  -----------  -----------  ------------  ------------
                                                                  -----------  -----------  ------------  ------------

                                                                            NINE MONTHS ENDED SEPTEMBER 30,
                                                                  ----------------------------------------------------
                                                                                   1997
                                                                  --------------------------------------
                                                                                   THE                        1996
                                                                                COMPANY,                  ------------
                                                                    WESTERN    SCB & NBSC   CONSOLIDATED  CONSOLIDATED
                                                                  -----------  -----------  ------------  ------------
Salaries and benefits...........................................   $   4,336    $  14,836    $   19,172    $   15,052
Occupancy, furniture and equipment..............................         923        4,907         5,830         5,308
Advertising and business development............................         209          837         1,046           887
Other real estate owned.........................................         127          166           293           331
Professional services...........................................         561        2,554         3,115         3,525
Telephone, stationery and supplies..............................         307        1,293         1,600         1,295
Goodwill amortization...........................................       1,497          406         1,903           370
Data processing.................................................         460          743         1,203           683
Customer services cost..........................................         431          427           858           434
Merger costs....................................................      --            3,404         3,404        --
Other...........................................................         691        3,489         4,180         4,292
                                                                  -----------  -----------  ------------  ------------
  TOTAL NON-INTEREST EXPENSE....................................   $   9,542    $  33,062    $   42,604    $   32,177
                                                                  -----------  -----------  ------------  ------------
                                                                  -----------  -----------  ------------  ------------
Non-interest expense before goodwill amortization and merger
  costs.........................................................   $   8,045    $  29,252    $   37,297    $   31,807
                                                                  -----------  -----------  ------------  ------------
                                                                  -----------  -----------  ------------  ------------

    Merger related costs include approximately $1.4 million of investment banking fees, $923 thousand of other professional and filing fees, and $1.1 million of compensation related costs. The tax benefits for these costs are approximately $395 thousand.

    Non-interest expense, for the three and nine months ended September 30, 1997, includes goodwill amortization in the amount of $635 thousand and $1.9 million, respectively. Also included in the nine months ended September 30, 1997 non-interest expense is non-recurring merger related cost of $3.4 million. If adjusted for the above items, total non-interest expense increased by $1.9 million from $10.2 million to $12.1 million for the three months ending September 30, 1997, compared to the same period in 1996, which was due mostly to expenses at Western, before goodwill amortization, of $2.6 million mitigated by efficiency improvements.

    Non-interest expense for the nine months ended September 30, 1997, increased by $10.4 million. If adjusted for the amortization of goodwill and merger related costs, the net increase was $5.5 million due mostly to expenses at Western of $8.0 million (without goodwill amortization), offset partially by efficiency improvements.

    The decrease in professional services from 1996 to 1997, for both the three month and nine month periods, is due mostly to the reduction in legal expenses associated with various litigation.

  CREDIT QUALITY AND ANALYSIS

    The Company defines non-performing assets to include (i) loans on which it has ceased to accrue interest ("Nonaccrual Loans"), and (ii) foreclosed real estate owned.

    Planned workout arrangements are currently in place for all non-performing assets, and, unless there are any unexpected changes in the financial condition of the borrowers, management is not aware of any additional significant loss potential that has not already been included in the ALLL.

    The following table shows the historical trends in non-performing assets and comparative key credit statistics at the Company (in thousands):

                                                                                       SEPTEMBER 30  DECEMBER 31
                                                                                           1997          1996
                                                                                       ------------  ------------
Loans past due 90 days and still accruing............................................   $    1,267    $      193
                                                                                       ------------  ------------
                                                                                       ------------  ------------

Nonaccrual loans and leases..........................................................        9,468        16,157
Other real estate owned..............................................................        8,354         7,082
                                                                                       ------------  ------------
  Non performing assets..............................................................       17,822        23,239
                                                                                       ------------  ------------
                                                                                       ------------  ------------

Impaired loans gross.................................................................       14,960        21,034
Allocated reserves...................................................................          418         2,172
                                                                                       ------------  ------------
  Net investment in impaired loans...................................................       14,542        18,862
                                                                                       ------------  ------------
                                                                                       ------------  ------------

ALLL.................................................................................       15,160        15,757
Gross loans and leases...............................................................      875,020       819,792
ALLL to loans and leases.............................................................         1.73%         1.92%
ALLL to nonaccrual loans and leases..................................................        160.1%         97.5%
ALLL to non performing assets........................................................         85.1%         67.8%
Non performing assets to loans, leases and OREO......................................         2.02%         2.81%

    The Company has established a monitoring system for its loans in order to identify impaired loans, potential problem loans and to permit periodic evaluation of impairment and the adequacy of the allowance for loan losses in a timely manner. The monitoring system and ALLL methodology have evolved over a period of years and loan classifications have been incorporated into the determination of the ALLL. This monitoring system and allowance methodology include a loan-by-loan analysis for all classified loans as well as loss factors for the balance of the portfolio that are based on migration analysis relative to the unclassified portfolio. This analysis includes such factors as historical loss experience, current portfolio delinquency and trends and other inherent risk factors such as economic conditions, risk levels of particular loan categories, internal loan review and oversight, and concentrations in the loan and lease portfolio.

    On September 30, 1997, the Company had approximately $15.0 million of loans which were considered to be impaired, which decreased from $21.0 million at December 31, 1996. The Company had allocated reserves of approximately $0.4 million on these loans at September 30, 1997. Of these loans, $9.5 million are on nonaccrual status.

  LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT

    On a stand-alone basis, the Company's sources of liquidity include dividends from the Banks and outside borrowings. The amount of dividends that the Banks can pay to the Company is restricted by regulatory guidelines.

    The primary functions of asset/liability management are to assure adequate liquidity and maintain an appropriate balance between interest-sensitive earning assets and interest-bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers who may need assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

    Historically, the overall liquidity of the Company is based on its core deposit base. The Company has not relied on large denomination time deposits.

    To meet short-term liquidity needs, the Company has maintained adequate balances in federal funds sold, certificates of deposits with other financial institutions and investments securities having maturities of five years or less. Liquid assets (cash, federal funds sold and securities available for sale) as a percentage of total deposits are 35.3% and 37.3% as of September 30, 1997 and December 31, 1996, respectively.

REGULATORY MATTERS

    The regulatory capital guidelines as well as the actual regulatory capital ratios for NBSC, SC Bank, Western Bank and the Company, as of September 30, 1997, follow:

                                                   REGULATORY REQUIREMENTS
                                                  (GREATER THAN OR EQUAL TO
                                                      STATED PERCENTAGE)
                                                 ----------------------------                       ACTUAL
                                                  ADEQUATELY        WELL       ------------------------------------------------
                                                  CAPITALIZED    CAPITALIZED     NBSC      SC BANK     WESTERN    CONSOLIDATED
                                                 -------------  -------------  ---------  ---------  -----------  -------------
Detailed computations of
  Tier 1 leverage capital ratio................         4.00%          5.00%        7.49%      9.51%       7.52%         7.59%
  Tier 1 risk-based capital ratio..............         4.00%          6.00%        9.67%     11.39%      11.00%         9.83%
  Total risk-based capital.....................         8.00%         10.00%       10.93%     12.46%      12.26%        11.09%

INCOME TAXES

    The Company's normal effective income tax rate is approximately 41.5%, representing a blend of the statutory Federal income tax rate of 34.0% and the California income tax rate of 10.84%. The Company's actual effective income tax rates were 51.6%, 41.0%, 44.0% and 41.5% for the nine months ended

September 30, 1997 and 1996 and three months ended September 30, 1997 and 1996, respectively. The actual effective tax rates were higher during the 1997 periods largely as a result of nondeductible goodwill and certain merger costs.

ENHANCED DERIVATIVES DISCLOSURES

    The Securities and Exchange Commission has approved rule amendments to clarify and expand existing disclosure requirements for derivative financial instruments. The amendments require enhanced disclosure of accounting policies for derivative financial instruments in the footnotes to the financial statements. In addition, the amendments expand existing disclosure requirements to include quantitative and qualitative information about market risk inherent in market risk-sensitive instruments. The required quantitative and qualitative information are to be disclosed outside the financial statements and related notes thereto. The enhanced accounting policy disclosure requirements are effective for the quarter ended June 30, 1997. As the Company believes that the derivative financial instrument disclosures contained within the notes to the financial statements of its current report on Form 8-K, filed October 24, 1997, which included the supplemental consolidated financial statements of the Company reflecting the effect of the SCB Merger with and into the Company on a pooling-of-interests basis, substantially conform with the accounting policy requirements of these amendments, no further interim period disclosure has been provided. The rule amendments that require expanded disclosure of quantitative and qualitative information about market risk are effective with the Company's 1997 Form 10-K.

          UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                   1997            1996
                                                              --------------  --------------
                                                                (IN THOUSANDS, EXCEPT PER
                                                                       SHARE DATA)

                                           ASSETS

Cash and due from banks.....................................    $  105,962      $   96,202
Interest bearing deposits in other banks....................             9          --
Federal funds sold..........................................        84,000          22,517
                                                              --------------  --------------
    Total cash and cash equivalents.........................       189,971         118,719
FRB and FHLB stock..........................................         5,519           5,291
Securities:
  Securities held to maturity...............................         5,365           7,270
  Securities available for sale.............................       233,379         320,257
                                                              --------------  --------------
    Total securities........................................       244,263         332,818
Net loans...................................................       859,123         801,601
Property, plant and equipment...............................        13,615          14,955
Other real estate owned.....................................         8,354           7,082
Goodwill....................................................        31,065          32,968
Other assets................................................        23,424          30,770
                                                              --------------  --------------
    Total assets............................................    $1,369,815      $1,338,913
                                                              --------------  --------------
                                                              --------------  --------------

                            LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Non-interest bearing deposits...............................    $  430,547      $  422,854
Interest bearing deposits...................................       768,861         754,160
                                                              --------------  --------------
    Total deposits..........................................     1,199,408       1,177,014
Borrowed funds..............................................        23,733          20,290
Accrued interest payable & other liabilities................        12,147          12,562
                                                              --------------  --------------
    Total liabilities.......................................     1,235,288       1,209,866
SHAREHOLDERS' EQUITY:
Preferred stock.............................................        --              --
Common stock................................................       111,311         110,829
Additional paid-in capital..................................        --                 497
Retained earnings (deficit).................................        23,429          18,583
Unrealized net gains (losses) on investments................        --              --
  available for sale, net...................................          (213)           (862)
                                                              --------------  --------------
    Total shareholders' equity..............................       134,527         129,047
                                                              --------------  --------------
    Total liabilities and shareholders' equity..............    $1,369,815      $1,338,913
                                                              --------------  --------------
                                                              --------------  --------------
Number of common shares outstanding.........................      10,633.3        10,582.0
Common shareholders' equity per share.......................    $    12.65      $    12.19

    See accompanying Notes to Unaudited Supplemental Condensed Consolidated
                             Financial Statements.

       UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENT OF INCOME

                                                       FOR THE NINE MONTHS   FOR THE THREE MONTHS
                                                       ENDED SEPTEMBER 30,   ENDED SEPTEMBER 30,
                                                       --------------------  --------------------
                                                         1997       1996       1997       1996
                                                       ---------  ---------  ---------  ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME:
  Interest and fees on loans.........................  $  59,700  $  39,948  $  21,095  $  13,514
  Interest on interest bearing deposits in other
    banks............................................          2          1          2          1
  Interest on securities.............................     12,343      8,159      3,843      2,878
  Interest on federal funds sold.....................      2,794      2,081      1,141        701
                                                       ---------  ---------  ---------  ---------
    Total interest income............................     74,839     50,189     26,081     17,094

INTEREST EXPENSE:
  Interest expense on deposits.......................     20,915     14,320      7,180      4,995
  Interest expense on notes payable..................      1,016        823        317        203
                                                       ---------  ---------  ---------  ---------
    Total interest expense...........................     21,931     15,143      7,497      5,198
                                                       ---------  ---------  ---------  ---------

Net interest income..................................     52,908     35,046     18,584     11,896
  Less: provision for loan and lease losses..........      2,125        395        725         60
                                                       ---------  ---------  ---------  ---------
Net interest income after provision for loan and
  lease losses.......................................     50,783     34,651     17,859     11,836

NON-INTEREST INCOME:
  Service charges and fees...........................      5,014      4,421      1,161      1,001
  Gain (loss) on sale of loans and other assets......         78        665         (4)      (314)
  Securities gains...................................        342         14          5     --
  Other income.......................................      1,937      1,908        995        961
                                                       ---------  ---------  ---------  ---------
    Total non-interest income........................      7,371      7,008      2,157      1,648

NON-INTEREST EXPENSE:
  Salaries and benefits..............................     19,172     15,052      6,457      4,744
  Occupancy, furniture and equipment.................      5,830      5,308      1,910      1,604
  Advertising and business development...............      1,046        887        360        192
  Other real estate owned............................        293        331        245        101
  Professional services..............................      3,115      3,525      1,064      1,054
  Telephone, stationery and supplies.................      1,600      1,295        180        104
  Goodwill amortization..............................      1,903        370        635        135
  Data processing....................................      1,203        683        412        276
  Customer services cost.............................        858        434        305        166
  Merger costs.......................................      3,404     --         --         --
  Other..............................................      4,180      4,292      1,154      1,933
                                                       ---------  ---------  ---------  ---------
    Total non-interest expense.......................     42,604     32,177     12,722     10,309
                                                       ---------  ---------  ---------  ---------
  Income before income taxes.........................     15,550      9,482      7,294      3,175
  Income taxes.......................................      8,022      3,884      3,211      1,319
                                                       ---------  ---------  ---------  ---------
    Net income.......................................  $   7,528  $   5,598  $   4,083  $   1,856
                                                       ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------
PER SHARE INFORMATION:
  Number of shares (weighted average)................   10,843.2    7,536.7   10,840.8    7,538.0
  Income per share (dollars).........................  $    0.69  $    0.74  $    0.38  $    0.25

    See accompanying Notes to Unaudited Supplemental Condensed Consolidated
                             Financial Statements.

     UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                        FOR THE NINE MONTHS
                                                                        ENDED SEPTEMBER 30,
                                                                        --------------------
                                                                          1997       1996
                                                                        ---------  ---------
                                                                           (IN THOUSANDS)
CASH FLOW PROVIDED FROM OPERATING ACTIVITIES:
Net income............................................................  $   7,528  $   5,598
Adjustments to reconcile net income activities to net cash provided by operations:
  (Gain) on sale of securities available for sale.....................       (342)       (14)
  (Gain) on sale of other real estate owned...........................       (178)      (569)
  Provision for loan and lease losses.................................      2,125        395
  Provision for selling expenses of other real estate owned...........        134        510
  Goodwill amortization...............................................      1,903        370
  Gain on sale of loans...............................................        (78)      (665)
  (Gain) loss on sale of fixed assets.................................         (6)        33
  Termination of KSOP.................................................     --            121
  Depreciation........................................................      1,946      1,843
  Amortization of (discounts) and premiums on investment securities...        106        991
  Increase (decrease) in unearned loan and lease income...............        (55)       157
  Net increase (decrease) in accrued interest payable and other
    liabilities.......................................................       (416)     1,799
  Net decrease in other assets........................................      7,044      1,526
                                                                        ---------  ---------
    Net cash provided by operating activities.........................     19,711     12,095

CASH FLOW PROVIDED FROM INVESTING ACTIVITIES:
Proceeds from sale of securities available for sale...................      8,465      8,549
Principal payments received on securities available for sale..........    156,585     40,681
Principal payments received on securities held to maturity............      1,905      2,910
Purchase of securities available for sale.............................    (77,119)   (70,506)
Purchase of securities held to maturity...............................     --         (4,668)
Purchase of FHLB and FRB stock........................................        (94)      (212)
Proceeds from sale of fixed assets....................................        109        264
Proceeds from sale of loans...........................................      1,299      6,869
(Increase) decrease in net loans and leases...........................    (70,572)   (46,956)
Proceeds from sale of OREO............................................        344        622
Recoveries of loans and investment leases.............................      1,022        803
Net (additions) to premises and equipment.............................       (709)    (1,164)
Reductions (additions) to other real estate owned.....................      7,252      2,128
Termination of KSOP...................................................     --            121
Increase in assets and liabilities assumed due to the acquisition of
  Western Bank........................................................
  (Increase) in investments available for sale........................     --       (134,397)
  (Increase) in investments held to maturity..........................     --           (985)
  (Increase) in loans.................................................     --       (198,418)
  (Increase) in other assets..........................................     --        (15,512)
  (Increase) in premises and equipment................................     --         (5,099)
  Increase in deposits................................................     --        353,030
  Increase in other liabilities.......................................     --          3,913
  Excess of price paid over net assets acquired.......................     --        (29,892)
                                                                        ---------  ---------
    Net cash provided by investing activities.........................     28,487    (87,919)

     UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (CONTINUED)

                                                                        FOR THE NINE MONTHS
                                                                        ENDED SEPTEMBER 30,
                                                                        --------------------
                                                                          1997       1996
                                                                        ---------  ---------
                                                                           (IN THOUSANDS)
CASH FLOW FROM FINANCING ACTIVITIES:
Cash received from exercise of options................................        499        161
Proceeds from issuance of common stock................................     --         42,213
Common stock repurchased and retired..................................       (515)    --
Dividends declared....................................................     (2,680)    --
Net increase in deposits..............................................     22,394     24,503
Additional borrowings.................................................    192,352    386,983
Repayment of borrowed funds...........................................   (188,996)  (375,804)
                                                                        ---------  ---------
    Net cash provided by financing activities.........................     23,054     78,056

Net increase in cash and cash equivalents.............................     71,252      2,232
Cash and cash equivalents at the beginning of the period..............    118,719    110,322
                                                                        ---------  ---------
Cash and cash equivalents at the end of the period....................  $ 189,971  $ 112,554
                                                                        ---------  ---------
                                                                        ---------  ---------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Property acquired through foreclosure.................................  $   8,879  $   2,970
Loans to facilitate the sale of OREO..................................  $   4,292  $   1,037
Repayment of KSOP debt................................................  $  --      $      11
Increase (decrease) of unrealized gain on investment securities
  available for sale, net of tax......................................  $     802  $     (13)
Cash paid for interest................................................  $  21,781  $  14,042
Cash paid for taxes...................................................  $   1,568  $   3,364

    See accompanying Notes to Unaudited Supplemental Condensed Consolidated
                             Financial Statements.

             NOTES TO UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

                          SEPTEMBER 30, 1997 AND 1996

1.  BASIS OF PRESENTATION

    On October 10, 1997, the Company completed the merger with SCB whereby the Company issued approximately 3,555,500 shares (prior to reduction for fractional shares) of Company Common Stock to the holders of SCB Common Stock and SCB merged with and into the Company. The SCB Merger has been accounted for as a pooling-of-interests. These Unaudited Supplemental Condensed Consolidated Financial Statements, Notes to Unaudited Supplemental Condensed Consolidated Financial Statements and management's discussion and analysis of financial condition and results of operations as of September 30, 1997 and for the three months and nine months ended September 30, 1997 and September 30, 1996 have been restated as if the SCB Merger had occurred at the beginning of the periods indicated.

    The Company is the holding company for the Banks. The Unaudited Supplemental Condensed Consolidated Financial Statements of the Company and the Banks included herein reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary to present a fair statement of the results for the interim periods indicated. Certain reclassifications have been made to the Unaudited Supplemental Condensed Consolidated Financial Statements for 1996 to conform to the 1997 presentation. Certain information and note disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations for the three months and nine months ended September 30, 1997 and 1996, are not necessarily indicative of the results of operations to be expected for the remainder of the year.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates subject to change include the allowance for loan and lease losses, the carrying value of other real estate owned, and the deferred tax asset.

    These Unaudited Supplemental Condensed Consolidated Financial Statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report filed on Form 10-KSBA, for the year ended December 31, 1996, as amended, CCB's Annual Report filed on Form 10-K/A, for the year ended December 31, 1996, as amended, SCB's Annual Report filed on Form 10-K/A, for the year ended December 31, 1996, as amended, the Company's Current Report filed on Form 8-K on July 17, 1997 and the Company's Supplemental Consolidated Financial Statements for the years ended December 31, 1996, 1995 and 1994 and the notes thereto filed on Form 8-K on October 24, 1997.

2.  COMPLETED ACQUISITIONS

    WESTERN BANK ACQUISITION. On September 30, 1996, the Company acquired, for cash, all of the issued and outstanding shares of Western, a state chartered bank located in west Los Angeles. Western has five offices, including its head office in Westwood. In connection with the acquisition, Western began operating as a wholly-owned subsidiary of the Company. The acquisition of Western was accounted for under the purchase method of accounting. As such, the results of operations for Western were included in the Company's results of operations beginning October 1, 1996.

    CALIFORNIA COMMERCIAL BANKSHARES ACQUISITION. On December 18, 1997, the Company reached an agreement to merge with CCB, a bank holding company operating in Orange County, California. The

             NOTES TO UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

                          SEPTEMBER 30, 1997 AND 1996

2.  COMPLETED ACQUISITIONS (CONTINUED)
shareholders of the Company approved the acquisition on June 2, 1997, and the transaction was closed on June 4, 1997. The Company issued approximately 3,043,200 shares of Company Common Stock to the CCB stockholders based upon an exchange ratio of one (after the Company completed a reverse stock split of 8.5 to 1 just prior to this merger). Also on June 4, 1997, Monarch was merged into NBSC. The acquisition of CCB was accounted for under the pooling-of-interests method of accounting, and all financial information presented has been restated for this combination.

    SC BANCORP ACQUISITION. On April 29, 1997, the Company entered into an agreement to merge with SCB, a bank holding company operating in Orange, San Diego and Los Angeles counties in California. The shareholders of SCB and the Company approved the SCB Merger on October 10, 1997, and the SCB Merger was completed on that date. The exchange ratio was 0.4556 shares of the Company Common Stock issued for each outstanding share of SCB Common Stock. Approximately 3,555,500 shares of the Company's Common Stock (before adjustments for fractional shares) were issued as part of the SCB Merger. Management estimates charging to expense merger costs of $6.9 million (after tax) representing severance costs, termination of interest rate swaps, and cost of computer conversions. Such costs are not included in the accompanying unaudited supplemental condensed consolidated financial statements. The Company has also submitted an application to the appropriate regulatory authorities to merge NBSC into SC Bank.

    The acquisition of SCB was accounted for under the pooling-of-interests method of accounting, and all financial information presented has been restated for this combination.

3.  PENDING ACQUISITION OF SMB

    On July 30, 1997, the Company and SMB entered into a definitive agreement for the merger of SMB with a subsidiary of the Company subject to approval by the banking regulators and shareholders of both companies. Upon the SMB Merger becoming effective, each share of common stock, $3.00 par value, of SMB (the "SMB Common Stock") issued and outstanding at the time (other than (a) shares that have not been voted in favor of the approval of the principal terms of the Merger and with respect to which the dissenters' rights have been perfected in accordance with the California General Corporation Law and (b) shares held directly or indirectly by the Company other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) will be converted into the right to receive either (i) $28.00 in cash (the "Cash Consideration") or (ii) 0.875 shares of Company Common Stock (the "Stock Consideration"). Each holder of SMB Common Stock may elect to, and may, receive the Cash Consideration and, if the number of holders of SMB Common Stock electing to receive the Cash Consideration, is so great as to prevent a tax-free reorganization, all the holders of SMB Common Stock shall receive the Cash Consideration. If the value of shares of holders of SMB Common Stock electing to receive the Cash Consideration is such as to permit a tax-free reorganization, the remaining holders of SMB Common Stock shall receive the Stock Consideration subject to the limitation that no more than 50% of the outstanding shares of SMB Common Stock shall be converted into the right to receive Stock Consideration and that in the event that holders of SMB Common Stock elect to receive Stock Consideration in exchange for more than 50% of the outstanding shares of SMB Common Stock, the holders of SMB Common Stock electing Stock Consideration shall receive both cash and stock, subject to the option of the Company to increase the Stock Consideration.

    The SMB Merger is expected to be accounted for using the purchase method of accounting. At December 31, 1996, SMB had total assets, deposits, shareholders' equity and number of shares of SMB

             NOTES TO UNAUDITED SUPPLEMENTAL CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (CONTINUED)

                          SEPTEMBER 30, 1997 AND 1996

3.  PENDING ACQUISITION OF SMB (CONTINUED)
Common Stock outstanding of $632 million, $554 million, $73 million and 7.1 million, respectively; these amounts were not audited in connection with the preparation of these financial statements. For the year ended December 31, 1996, SMB reported net income and net income per share of approximately $9.6 million and $1.36, respectively; these amounts were not audited in connection with the preparation of these financial statements.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

    (c) Exhibits.

    The following exhibits are filed with this Current Report on Form 8-K.

  EXHIBIT
  NUMBER     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------

      27.1   Supplemental Financial Data Schedule
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                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized. Date: November 13, 1997

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                                WESTERN BANCORP

                                By:
                                     -----------------------------------------
                                                Name: Arnold C. Hahn
                                           Title: CHIEF FINANCIAL OFFICER
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